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Exhibit 5.1

        November 22, 2002

Interwave Communications International Ltd.
312 Constitution Drive
Menlo Park, CA 94025

Dear Sirs,

Interwave Communications International Ltd. (the "Company")

        We have acted as special Bermuda counsel to the Company in connection with the re-sale of certain common shares of the Company to the public by one of the Company's shareholders as described in the prospectus contained in the Company's registration statement on Form S-3 dated 22 November 2002 (the "Prospectus", which term does not include any other documents whether or not specifically incorporated by reference therein or attached as an exhibit or schedule thereto) filed with the U.S. Securities and Exchange Commission.

        For the purposes of giving this opinion, we have examined the following:

  a.
  an electronic copy of the Prospectus;

  b.
  a facsimile copy of a Stock Purchase Agreement dated 27 September 2002 (the "Stock Purchase Agreement") between the Company and UTStarcom, Inc. (the "Selling Stockholder"), pursuant to which the Company has agreed to issue and sell to the Selling Stockholder 5,836,575 common shares in the capital of the Company (the "Common Shares"); and

  c.
  a facsimile copy of a stock purchase warrant instrument dated 22 October 2002 (the "Warrant") pursuant to which the Company granted a right to the Selling Stockholder to purchase an additional 2,000,000 common shares of the Company (the "Warrant Shares").

        The documents referred to in (a) through (c) above are herein sometimes collectively referred to as the "Agreements" (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

        We have also reviewed and have relied upon:

  a.
  the Memorandum of Association and the Bye-laws of the Company certified by an Officer of the Company on November 22, 2002;

  b.
  an extract from minutes of (i) a meeting of the board of directors of the Company held on 24 September 2002, (ii) a meeting of the board of directors of the Company held on 11 October 2002, (iii) a meeting of the board of directors of the Company held on 24 October 2002, as certified by the Secretary of the Company on 22 November 2002 (together, the "Minutes");

  c.
  a Certificate of Compliance under the Companies Act 1981 of Bermuda issued on November 14, 2002 by or on behalf of the Registrar of Companies in respect of the Company;

  d.
  a letter of Consent from the Bermuda Monetary Authority dated 25 January 2000 and such other documents and have made such enquiries as to questions of Bermuda law as we have deemed necessary in order to render the opinions set forth below.

        We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Agreements, other than the Company, to enter into and perform its respective obligations under the Agreements; (d) the due execution of the Agreements by each of the parties thereto, other than the Company, and the delivery of the Agreements by each of the parties thereto; (e) the accuracy and completeness of all factual statements and representations made in the Agreements and other documents reviewed by us; (f) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded, amended or supplemented; (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of the State of California, U.S.A. in respect of the Stock Purchase Agreement and under the laws of any applicable jurisdiction (except Bermuda) (the "Foreign Laws") of the remaining Agreements; (i) the validity under the Foreign Laws of the submission pursuant to the Stock Purchase Agreement to the exclusive jurisdiction of the state and federal courts within the State of California, U.S.A., (the "Foreign Courts"); (j) that at the time of entering into the Agreements, and after entering into the Agreements, the Company is and will be able to pay its liabilities as they become due; (k) that none of the parties to the Agreements have carried on or will carry on activities, other than the performance of its obligations under the Agreements, which would constitute the carrying on of investment business in or from within Bermuda and that none of the parties to the Agreements, other than the Company, will perform its obligations under the Agreements in or from within Bermuda.

        The obligations under the Agreements (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set-off, amalgamation, reorganisation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

        We express no opinion as to the enforceability of any provision of the Agreements which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

        We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit, with respect to matters referred to herein, and is not to be relied upon by any other person, firm or entity or in respect of any other matter without our written consent.

        On the basis of and subject to the foregoing, we are of the opinion that:

  1.
  The Common Shares are validly issued, fully paid and nonassessable.

  2.
  The Warrant Shares, when duly issued and paid for upon exercise of the Warrant and in accordance with the terms of the Warrant, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Validity of Common Stock" in the Registration Statement and the Prospectus included therein.

Yours faithfully,
/s/ CONYERS DILL & PEARMAN

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  Exhibit 5.1